As filed with the Securities and Exchange Commission on September 23, 1996


                                                     Registration No. 333-10871
- -------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                               (Amendment No. 1)
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                                 ---------------

                               CRW FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                       23-2691986
   (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                        Identification No.)

                              443 South Gulph Road
                       King of Prussia, Pennsylvania 19406
                            Telephone (610) 962-5100
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    J. Brian O'Neill, Chief Executive Officer
                               CRW Financial, Inc.
                              443 South Gulph Road
                       King of Prussia, Pennsylvania 19406
                            Telephone (610) 962-5100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Dean M. Schwartz, Esquire
                      Stradley, Ronon, Stevens & Young, LLP
                            2600 One Commerce Square
                      Philadelphia, Pennsylvania 19103-7098

                                 ---------------

         Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee


        Title of each Class of
      Securities to be Registered                 Amount to be Registered
      ---------------------------                 -----------------------
         Common Stock (2)                                886,025
         Common Stock (3)                                468,603


                                    Proposed Maximum
      Proposed Maximum             Aggregate Offering          Amount of
  Offering Price Per Unit(1)            Price(1)            Registration Fee
  --------------------------       ------------------       ----------------
             $30.00                   $26,580,750              $9,165.78
             $32.00                   $14,995,296              $5,170.80


- -----------------------------------------
(1)  Estimated solely for purposes of calculating the registration fee.


(2) A registration fee of $9,165.78 was previously paid to register 886,025 shares of the Common Stock at the then Proposed Maximum Offering Price Per Unit of $30.00 pursuant to the Company's Registration Statement (No. 333-10871) on Form S-3 filed with the Securities and Exchange Commission on August 27, 1996.

(3) In accordance with Rule 457(a) of the Securities Act, a $5,170.80 registration fee is paid herewith to register an additional 468,603 shares of the Common Stock at the current Proposed Maximum Offering Price Per Unit of $32.00 pursuant to this Amendment No. 1 to the Company's Registration Statement (No. 333-10871) on Form S-3.




         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, dated September 23, 1996


PROSPECTUS

                               CRW FINANCIAL, INC.


                        1,354,628 Shares of Common Stock

         This Prospectus relates to (i) 430,293 shares of common stock, par value of $0.01 per share ("Common Stock"), of CRW Financial, Inc., a Delaware corporation (the "Company"), underlying shares of the Company's Series A Convertible Preferred Stock ("Preferred Stock"), (ii) 250,604 shares of Common Stock underlying certain warrants (the "Warrants"), (iii) 300,000 shares of Common Stock underlying certain stock options (the "Options"), (iv) 205,128 shares of Common Stock underlying a convertible subordinated note (the "Subordinated Note") and (v) 168,603 shares of Common Stock, which may be offered for sale from time to time by certain security holders of the Company (the "Selling Security Holders"), or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through brokers or agents in one or more transactions at varying prices determined at the time of sale or at fixed or negotiated prices. See "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of the 1,354,628 shares of Common Stock (the "Shares") offered hereby by the Selling Security Holders. The Company will receive the proceeds from the issuance and sale of the Shares underlying the Warrants and Options and will reduce its indebtedness under the Subordinated Note upon the exercise or conversion of such securities by the holders thereof. The expenses of the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), and the registration or qualification of the Shares under any applicable state securities laws will be paid by the Company. The aggregate proceeds to the Selling Security Holders will be the offering price of the Shares sold, less applicable agents' commissions and underwriting discounts, if any.

         The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "CRWF." On September 16, 1996 the last reported sale price of the Common Stock was $32.00 per share.


         The securities offered hereby involve a high degree of risk. See "Risk Factors."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION; NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                              Underwriting                           Proceeds to
                            Price to          Discounts and       Proceeds to        Selling Security
                            Public (1)        Commissions(2)      Company (3)        Holders (4)
                            ----------        --------------      -----------        ----------------

Per Share                   $32.00                  --                  --           $32.00
Total                       $43,348,096             --                  --           $43,348,096

- ----------------
 (1) Represents the last reported sale price per share of Common Stock on the Nasdaq SmallCap Market on September 16, 1996.
 (2)  Cannot be estimated at this time.
 (3) The Company will pay estimated expenses of $45,000 in connection with the offering of the Shares by the Selling Security Holders.
 (4) Before applicable underwriting discounts or commissions, which cannot be estimated at this time.

                 The date of this Prospectus is September __, 1996

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               ------------------

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----
Available Information .......................................................2
Incorporation of Certain Documents by Reference..............................3
Risk Factors.................................................................4
The Company..................................................................8
Use of Proceeds..............................................................8
Selling Security Holders.....................................................9
Plan of Distribution.........................................................9
Legal Matters...............................................................11
Experts.....................................................................11

                                -----------------

                              AVAILABLE INFORMATION

         The Company has filed with the U.S. Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares of Common Stock offered by this Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices, and copies of all or any part of the Registration Statement may be obtained from such office upon the payment of the fees prescribed by the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information filed by the Company with the Commission after May 6, 1996 should also be available on-line via the EDGAR electronic filing system.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents and information previously filed with the Commission (File No. 0-26015) pursuant to the Exchange Act or the Securities Act are as of their respective dates hereby incorporated by reference into this Prospectus, except as superseded or modified herein: (1) the Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 1995; (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; (3) the Company's Current Report on Form 8-K dated March 14, 1996; (4) the Company's Current Report on Form 8-K dated August 21, 1996; and (5) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed May 4, 1995.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering made hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the respective dates of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed and incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner of Common Stock, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all information that has been incorporated by reference in this Prospectus, other than exhibits to such information that are not specifically incorporated by reference into such information. Requests for information incorporated by reference in this Prospectus should be made in writing or by telephone to CRW Financial, Inc., 443 South Gulph Road, King of Prussia, Pennsylvania 19406,
Attention: Jonathan P. Robinson, Chief Financial Officer, telephone
(610) 962-5100.

                                  RISK FACTORS

         An investment in the Company's Common Stock is speculative in nature, involves a high degree of risk and should only be made by an investor who can afford the loss of his entire investment. In addition to the other information in this Prospectus, the following factors should be considered carefully by potential purchasers in evaluating an investment in the Shares of Common Stock offered hereby.


Significant Dependence Upon TeleSpectrum

         The success of the Company is dependent to a significant degree on TeleSpectrum Worldwide Inc., a publicly traded (Nasdaq National Market--TLSP) company involved in various aspects of the teleservices, market research and direct mail and fulfillment industries ("TeleSpectrum"), as a result of the Company's significant stock ownership therein and the portion of the Company's assets which its shares of TeleSpectrum represent. The Company owned 8,510,137 shares of the common stock, par value $.01 per share, of TeleSpectrum (the "TeleSpectrum Common Stock") which represented approximately 36.7% of the outstanding shares of the TeleSpectrum Common Stock at the time of the initial public offering of the TeleSpectrum Common Stock during August 1996 (the "TeleSpectrum IPO"). Prior to the TeleSpectrum IPO, TeleSpectrum was a wholly-owned subsidiary of the Company and was formed to acquire six teleservices and related businesses (the "Acquired Businesses"). In connection with the organization of TeleSpectrum and the funding of its initial operations, the Company granted certain warrants to purchase shares of TeleSpectrum Common Stock owned by the Company (the "TeleSpectrum Warrants") to certain persons and entities, including certain of the Selling Security Holders. The TeleSpectrum Warrants are exercisable at a price of $1.50 per share of TeleSpectrum Common Stock, and if fully exercised, the Company would receive approximately $3,500,000 in cash and the Company's ownership would be reduced to 6,162,130 shares of TeleSpectrum Common Stock, or approximately 25% of the outstanding shares of TeleSpectrum Common Stock; provided, however, that the holders of the TeleSpectrum Warrants have the right to pay the exercise price in shares of TeleSpectrum Common Stock, which would result in the Company receiving less cash and retaining more shares of TeleSpectrum Common Stock. Since the fair market value of the TeleSpectrum Common Stock (closing bid price on September 16, 1996 of $21.88 per share) is significantly higher than the per share exercise price, it is highly likely that, absent a significant decline in the fair market value of the TeleSpectrum Common Stock, that the TeleSpectrum Warrants will be exercised by the holders. Certain exercises of TeleSpectrum Warrants by such holders have occurred since the TeleSpectrum IPO. Accordingly, the Company believes that prospective investors should value the TeleSpectrum Common Stock held by the Company on a basis which assumes the exercise of all of the TeleSpectrum Warrants.

     Prior to its consummation on August 13, 1996 of its acquisition of the Acquired Businesses, TeleSpectrum had not conducted any operations. Prior to such date, the Acquired Businesses had been operated independently and TeleSpectrum may not be able to successfully integrate these businesses and their disparate operations, employees and management. In addition, the business of TeleSpectrum is subject to many risks and because of TeleSpectrum's limited operating history, there can be no assurance that TeleSpectrum will be able to compete successfully in its industry or to profitably manage its operations and possible growth in the short or long term. Further, it is not anticipated that TeleSpectrum will declare any dividends on its stock or otherwise generate a return on the Company's investment in TeleSpectrum, which is generally illiquid and subject to certain restrictions on resale.



Potential Dilutive Effect of Convertible Securities

         As of the date of this Prospectus, the Company has 1,295,021 shares of Common Stock outstanding. Also as of such date, however, an aggregate of 1,379,718 additional shares of Common Stock are issuable by the Company based on the following: (i) 430,293 shares of Preferred Stock currently convertible into an equal number of shares of Common Stock, (ii) stock options granted under the Company's 1995 Stock Option Plan, as amended (the "Plan"), to purchase an aggregate of 402,675 shares of Common Stock, (iii) warrants issued by the Company to purchase an aggregate of 341,622 shares of Common Stock and (iv) the Subordinated Note, which is currently convertible into 205,128 shares of Common Stock. The Company has also conditionally granted stock options under the Plan to purchase a further 147,500 shares of Common Stock subject to the Company's stockholders approving an increase in the number of shares of Common Stock issuable under the Plan.

         The exercise or conversion prices for all such stock options, warrants and convertible securities (collectively, the "Convertible Securities") are below the current fair market value of the Company's Common Stock. The issuance of Common Stock upon the exercise or conversion of the Convertible Securities may have an adverse effect upon the market price for the Company's Common Stock.


Volatility of Stock Price


         Historically, the Company's Common Stock has been thinly traded and its market price has proven to be highly volatile and dependent upon and affected by specific developments in its business and the business of TeleSpectrum. Announcements concerning events in the Company's or TeleSpectrum's business, governmental actions, industry developments, the Company's or TeleSpectrum's results of operations and stock market conditions generally may have a significant effect on the market price of the Company's Common Stock.


Possible Conflicts of Interest


         The Company is subject to risks associated with potential conflicts of interest that may arise out of the interrelationships among certain of its officers, directors, significant stockholders and third parties. J. Brian O'Neill, the Company's Chairman and Chief Executive Officer, is also a creditor of the Company under the $1 million Subordinated Note and the Chairman and Chief Executive Officer of TeleSpectrum. Jonathan P. Robinson, the Company's Vice President and Chief Financial Officer, is also the Director of Acquisitions of TeleSpectrum. The Company is a principal stockholder of TeleSpectrum. Mark DeNino, a director of the Company, is also a director of TeleSpectrum and a general partner of Technology Leaders II Management, L.P., which is the sole general partner of Technology Leaders II, L.P. Technology Leaders II, L.P. is a principal stockholder of the Company. The interests of the foregoing persons in their capacities outside the Company may come into conflict with the interests of such persons in their respective capacities with the Company.

Rights of Holders of Preferred Stock

         Holders of Preferred Stock possess certain voting and other rights in addition to the rights held by holders of the Company's Common Stock. Holders of Preferred Stock have the right to vote with holders of Common Stock as a single class on all matters on which holders of Common Stock are entitled to vote, except with respect to election of directors and certain other matters described below, and are entitled to vote the number of shares of Common Stock into which a share of Preferred Stock is presently convertible for each share of Preferred Stock being voted, which is initially one share. Until the earlier to occur of
(i) less than 10% of the shares of Preferred Stock remaining outstanding or (ii) February 29, 1999, holders of Preferred Stock also have the right, voting as a class, to elect two members of the Company's five-member Board of Directors. Holders of Common Stock have the right to elect the remaining directors.

         In addition to the voting rights described above, the consent of at least a majority of the outstanding shares of Preferred Stock is required for certain corporate actions, including an amendment of the Company's Certificate of Incorporation, the sale of all or substantially all of the Company's assets or a material business line, the Company's merger, dissolution or liquidation, the declaration of payment of any dividend on Common Stock, the redemption, retirement, purchase or other acquisition by the Company of any Common Stock or any change in the composition of the Company's Board of Directors.

     Further, if current market value of the Company's Common Stock on March 31, 1997 is less than $11.62 per share, the Company will be obligated to issue warrants to purchase an aggregate of 64,544 shares of Common Stock at an exercise price of $5.81 per share, as adjusted, to the holders of the Preferred Stock.

Government Regulation

         Thirty-three of the 46 states in which the Company currently provides receivables management, administration and debt collection services require the Company to be licensed to perform such services. The Company believes that it currently holds all necessary licenses in the jurisdictions where it currently does business, but there can be no assurance that the Company will not have one or more of such licenses revoked, or have fines imposed, by the relevant regulatory authority, or that one or more jurisdictions will enact new licensing requirements which the Company can not meet. Most states grant or deny licenses based solely on the applicant's financial condition, but some states impose additional requirements, such as maintenance of an office in that state or the testing of certain personnel. There can be no assurance that the Company will be able to continue to satisfy all such requirements. In addition, the Fair Debt Collection Practices Act and similar state laws regulate the time, place and manner in which the Company may conduct debt collection practices. The Company believes that it is in substantial compliance with all material regulatory requirements to which it is subject, but there can be no assurance that a regulatory agency having jurisdiction over the Company's business or operations will not find to the contrary.

         Many states also require companies engaged in the business of providing cash advance services or transmitting funds to obtain a license from the appropriate state agency. In certain states, such companies are required to post bonds or other collateral to secure their obligations to their customers in those states. State agencies have extensive discretion to deny or revoke licenses. The Company believes that its wholly-owned subsidiary, Casino Money Centers, Inc. ("CMC"), currently holds the necessary licenses and bonds to do business in the states where it currently operates, but it will be subject to similar and possibly more stringent licensing requirements if it expands its operations into other jurisdictions. In addition, there can be no assurance that CMC will not have one or more of its licenses revoked, or have fines imposed, by a particular regulatory authority for failure to comply with regulatory requirements or other reasons.

Competition

         The receivables management, administration and debt collection industry is highly competitive. Some of the Company's competitors have substantially greater financial, marketing and other resources than the Company, and the Company could be adversely affected by a loss of key clients or employees. The Company competes with over 6,000 companies in its industry, most of which are small, local or regional companies. The Company believes it competes with approximately 50 other companies to provide services on a nationwide basis. Competition to obtain large credit grantors as clients is largely dependent on pricing. There can be no assurance that the Company can effectively compete with other companies in terms of pricing or other services.


         CMC competes with a number of providers of funds transfer services in casinos, many of which have significantly greater financial, marketing and other resources than CMC. Competitors of CMC include Game Financial, Premier CashLink, Valley National Bank and First Interstate Bank of Nevada, which currently provide cash advance services in casinos and other gaming locations through automated teller machines ("ATMs") and other facilities. CMC also competes with sponsors of ATM networks which place ATMs in casinos, and with major credit card companies and vendor's of traveler's checks, which make cash available to holders of their credit cards and checks on a nationwide basis. ATMs offer several advantages in providing cash advances, including speed, convenience, minimal expense per transaction and access to most major credit cards. There can be no assurance that such factors would not cause customers to favor ATMs or other methods of obtaining cash in lieu of CMC's services.


Dependence on Key Personnel


         The success of the Company depends upon the skills, experience and efforts of its executive officers. The Company is particularly dependent upon the services of J. Brian O'Neill, its Chairman and Chief Executive Officer; David S. Christie, its President and Jonathan P. Robinson, its Vice President and Chief Financial Officer. Each of Messrs. O'Neill, Christie and Robinson have entered into an employment agreement with the Company which expires in 1998. The loss of the services of Mr. O'Neill, Mr. Christie, Mr. Robinson or any of the Company's other key personnel could have a material adverse effect on the Company. Mr. O'Neill intends to devote a majority of his time to his position as Chairman and Chief Executive Officer of TeleSpectrum, and Mr. Robinson will be acting as Director of Acquisitions for TeleSpectrum.

Significant Stock Ownership by Directors and Officers


         As of the date of this Prospectus, directors and officers of the Company beneficially own or control 237,467 shares or 18.3% of the outstanding Common Stock and, either directly or through affiliated entities, have the right to acquire 1,218,175 additional shares of Common Stock upon exercise of currently exercisable outstanding options, warrants and convertible securities. If all of such options, warrants and convertible securitites are exercised by the holders thereof, directors and officers of the Company and their affiliated entities will beneficially own or control approximately 57.9% of the outstanding Common Stock. Thus, directors, officers and their affiliated entities as a group, will have the ability to exert significant control over the election of the Company's Board of Directors and to determine corporate actions requiring stockholder approval.


No Cash Dividends and None Anticipated

         No cash dividends have been paid on the Common Stock of the Company. It is anticipated that income received from operations, if any, will be devoted to the Company's future operations. Accordingly, no cash dividends are anticipated in the future.



Anti-Takeover Provisions


         The Company may be governed by the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns, (or, within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of an application of Section 203, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.


                                   THE COMPANY


         The Company, incorporated in Delaware on July 8, 1994, performs receivables management, administration and debt collection services for clients primarily in the health care, student loan, credit card and utility industries, and to commercial clients through its wholly-owned subsidiary, Kaplan & Kaplan, Inc. ("Kaplan"). CMC, the Company's other wholly-owned subsidiary, provides financial support services to the casino industry.



         Kaplan and CMC were formerly subsidiaries of Casino and Credit Services, Inc. ("CCS") and the Company's operations were a division of CCS from July 1992 until May 1995 when CCS contributed all of its assets and subsidiaries other than Central Credit, Inc. to the Company. CCS then distributed all of the Company's Common Stock to CCS shareholders on May 11, 1995, whereupon it became an independent company.


         The Company owned 8,510,137 shares of the TeleSpectrum Common Stock which represented approximately 36.7% of the outstanding shares of the TeleSpectrum Common Stock at the time of the TeleSpectrum IPO. Prior to the TeleSpectrum IPO, TeleSpectrum was a wholly-owned subsidiary of the Company and was formed to acquire the Acquired Businesses. If the TeleSpectrum Warrants are fully exercised through the payment of cash, the Company's ownership would be reduced to 6,162,130 shares of TeleSpectrum Common Stock or approximately 25% of the outstanding shares of TeleSpectrum Common Stock; provided, however, that the holders of the TeleSpectrum Warrants have the right to pay the exercise price in shares of TeleSpectrum Common Stock, which would result in the Company receiving less cash and retaining more shares of TeleSpectrum Common Stock. Certain exercises of the TeleSpectrum Warrants by such holders have occurred since the TeleSpectrum IPO. See "Risk Factors -- Significant Dependence Upon TeleSpectrum."

     TeleSpectrum was founded in April 1996 to create a premier provider of integrated teleservices solutions. With the capabilities of the Acquired Businesses, TeleSpectrum can offer its clients complete direct marketing solutions that build upon a foundation of outbound and inbound telemarketing and include inbound customer service, market research, direct mail and fulfillment and other direct marketing services. TeleSpectrum operates over 1,700 "workstations" (each of which consists of a telephone- and computer-equipped work area designed to accommodate one employee) in 23 call centers located primarily in the eastern United States, and currently has the capacity to handle over 300 million calls per year. TeleSpectrum focuses on providing teleservices to major clients in the telecommunications, insurance, financial services, pharmaceuticals and healthcare, consumer products and high technology industries. TeleSpecctrum's pro forma revenues were $88.0 million for 1995 (of which TeleSpectrum estimates that approximately 60% was derived from outbound telemarketing) and $57.7 million for the six months ended June 30, 1996, and its pro forma net income was $2.6 million for 1995 and $2.5 million for the six months ended June 30, 1996.

     The teleservices industry facilitates the direct communication of marketing information to and from current and prospective customers by telephone. Direct marketing methods, such as telemarketing and direct mail, employ a "one-to-one" approach to deliver a marketing message directly to a specific current or prospective customer and to elicit immediate customer response. As businesses seek greater returns from their investments in marketing activities, they are increasingly coupling traditional indirect marketing methods such as advertising with direct marketing methods such as telemarketing. Advances in computer and telecommunications technology are helping telemarketers to more accurately identify and contact prospective customers, and are providing call center representatives with more complete on-line guidance and support. Improvements in the scale and speed of computer and telecommunications networking capabilities allow teleservices providers to implement larger and more complex programs for their clients. As the trend toward outsourcing continues, TeleSpectrum believes, based upon management's experience in the teleservices industry and in other industries which provide or use outsourced services, that businesses will increasingly seek to reduce the number of vendors they utilize, and may prefer single-source providers of integrated solutions drawing upon a variety of related teleservices capabilities. Moreover, TeleSpectrum believes that further opportunities may emerge for an integrated teleservices provider that can assemble and offer value-added teleservices, such as inbound customer service, market research, direct mail and fulfillment, training, consulting, call center management and electronic order processing.



         The Company's principal offices are located at 443 South Gulph Road, King of Prussia, Pennsylvania 19406 and its telephone number is (610) 962-5100.

                                 USE OF PROCEEDS


         The net proceeds from the sale of the Shares will be received by the Selling Security Holders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders. The Company will receive up to approximately $2,764,000 in value and an additional $1,000,000 in forgiveness of indebtedness from the issuance and sale of the Shares underlying the Warrants, Options and the Subordinated Note to the holders thereof upon the exercise or conversion of the Warrants, Options and the Subordinated Note. The Company intends to use any such proceeds for working capital and general corporate purposes.

                            SELLING SECURITY HOLDERS


     The table below sets forth information as of September 10, 1996 with respect to each of the Selling Security Holders, their respective names, record holdings of shares of the Company's Common Stock before the offering of the Shares, the number of Shares being offered for each of their respective accounts, the number of shares of Common Stock to be owned of record by each of the Selling Security Holders immediately following the sale of the Shares and, if one percent or more, the percentage of outstanding shares of Common Stock to be owned of record by such Selling Security Holder following the offering. The table assumes all of the Warrants and Options are exercised, all of the shares of Preferred Stock and the Subordinated Note are converted to Common Stock and all of the offered Shares are sold.


                                                                                                Common Stock
            Name of                  Shares of Common Stock          Shares of Common            to be Owned
    Selling Security Holder           Owned Before Offering        Stock Being Offered        After the Offering
    -----------------------           ---------------------        -------------------        ------------------

J. Brian O'Neill(1)                          773,731                      773,731                       0

Technology Leaders II L.P.(2)                307,545                      307,545                       0

TL Ventures Third Corp.(2)                   244,304                      244,304                       0

Technology Leaders(2)
Management, Inc.                              11,618                       11,618                       0

Mark DeNino(2)                                 3,486                        3,486                       0

Robert E. Keith, Jr.(2)                        3,486                        3,486                       0

Ira M. Lubert(2)                               3,486                        3,486                       0

Jean J. Tempel(2)                              3,486                        3,486                       0

Gary J. Anderson(2)                            3,486                        3,486                       0



- ----------------------------


(1) J. Brian O'Neill is the Company's Chairman of the Board and Chief Executive Officer. Mr. O'Neill has granted the other Selling Security Holders and the holder of certain warrants the right to participate on a pro rata basis in a sale by Mr. O'Neill of his Shares at the same price and terms thereof, except as to certain limited sales by Mr. O'Neill under Rule 144.

(2) These stockholders received shares of the Company's Preferred Stock and Warrants to purchase Common Stock in a private placement of such securities conducted by the Company during February 1996. Mr. DeNino is also a member of the Company's Board of Directors. Each of TL Ventures Third Corp., Technology Leaders II L.P., Technology Leaders Management Inc., and Messrs. DeNino, Keith, Lubert and Anderson has affirmed that it or he is a member of a group under Section 13(d)(3) of the Exchange Act and thus may be considered to have beneficial ownership of all of the securities held by any member of the group. The above table, however, only includes securities actually held of record by the particular security holder.


                              PLAN OF DISTRIBUTION

         Any distribution of the Shares by the Selling Security Holders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on one or more exchanges on which the Shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means. The Selling Security Holders also reserve the right to sell the Shares pursuant to Rule 144 under the Securities Act in lieu of selling such Shares pursuant to this Registration Statement.


         The Company will not receive any proceeds from the sale of the Shares offered hereby. The aggregate proceeds to the Selling Security Holders from the Shares offered hereby will be the offering price less applicable commissions or discounts, if any. There is no assurance that the Selling Security Holders will sell any of the Shares offered hereby.

         The Selling Security Holders and such underwriters, brokers, dealers or agents, upon effecting a sale of Shares, may be considered "underwriters" as that term is defined by the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such shares as agents for others or as principals for their own account. The Selling Security Holders will pay any sales commissions or other sellers' compensation applicable to such transactions. A portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in distribution of the Shares of Common Stock offered hereby may not simultaneously engage in market making activities for the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Security Holder and any other person who participates in a distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and affect the marketability of the Shares of Common Stock and the ability of any person to engage in market making activities for the Shares of Common Stock.

         At the time a particular offering of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

         The Company has agreed that it will bear all costs, expenses and fees in connection with the registration or qualification of the Shares under federal and state securities laws. The Company and each Selling Security Holder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS


         The validity of the Shares offered hereby is being passed upon by Stradley, Ronon, Stevens & Young, LLP, Philadelphia, Pennsylvania. Joseph V. Del Raso, a partner in said firm, has been granted a conditional stock option to purchase 25,000 shares of Common Stock subject to the approval of an amendment to the Company's 1995 Stock Option Plan increasing the shares of Common Stock issuable thereunder. The foregoing option was granted to Mr. Del Raso while he was a member of the Company's Board of Directors and Compensation Committee.


                                     EXPERTS

         The audited financial statements of the Company and its subsidiaries incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Arthur Andersen LLP, independent certified public accountants, given on authority of that firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following is a list of the expenses the Company expects to pay in connection with the issuance and distribution of the Shares registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.


         SEC Registration Fees.................................... $ 14,337
         Legal Fees and Expenses..................................   10,000
         Cost of Printing.........................................    2,500
         Accounting Fees and Expenses.............................    2,500
         Blue Sky Fees and Expenses...............................   10,000
         Miscellaneous Expenses...................................    5,663
                                                                    -------

         TOTAL....................................................  $45,000
                                                                    =======


Item 15. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations.
Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         The Company's Bylaws contain provisions for indemnification of directors, officers, employees and agents which are substantially the same as
Section 145 and also permit the Company to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the foregoing provision of the Company's Bylaws. The Company maintains such insurance, although there can be no assurance that the Company will be able to maintain such insurance on reasonable terms.

Item 16. Exhibits

Exhibit No.       Description
- -----------       ------------


5                 Opinion of Stradley, Ronon, Stevens & Young, LLP
23.1              Consent of Arthur Andersen LLP
23.2              Consent of Stradley, Ronon, Stevens & Young, LLP
                   (Contained in Exhibit 5)





Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that registrant does not need to give the statements in paragraphs (i) and (ii) above if the registration statement is on Form S-3, S-8 or F-3, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed with the Commission by the registrant under the Exchange Act.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 of Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on September 23, 1996.


                               CRW FINANCIAL, INC.


                               By: /s/ J. Brian O'Neill
                                   -------------------------
                                   Chairman of the Board and
                                   Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 of Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                    Title                               Date
- ---------                    -----                               ----



/s/ J. Brian O'Neill         Chairman of the Board and        September 23, 1996
- ------------------------     Chief Executive Officer
J. Brian O'Neill             (Principal Executive
                             Officer)


/s/ Jonathan P. Robinson     Vice President and               September 23, 1996
- ------------------------     Chief Financial Officer
Jonathan P. Robinson         (Principal Financial Officer
                             and Principal Accounting Officer)

/s/ Mark DeNino              Director                         September 23, 1996
- ------------------------
Mark DeNino


                             Director
- ------------------------
Bernard Morgan

                             Director
- ------------------------
Robert N. Verratti


/s/ Eustace Mita             Director                         September 23, 1996
- ------------------------
Eustace Mita

                                  EXHIBIT INDEX



Exhibit No.                Description
- -----------                -----------


5                          Opinion of Stradley, Ronon, Stevens & Young, LLP


23.1                       Consent of Arthur Andersen LLP

23.2                       Consent of Stradley, Ronon, Stevens & Young, LLP
                             (Contained in Exhibit 5)